Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cloudflare, Inc.:

We consent to the use of our report dated March 1, 2022, with respect to the consolidated financial statements of Cloudflare, Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

March 1, 2022